UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Allied Healthcare Products, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

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October 11, 2013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders which will be held at the Corporate Headquarters of Allied Healthcare Products, Inc., 1720 Sublette, St. Louis, Missouri 63110 at 9:00 a.m., Central Time, on Thursday, November 14, 2013. On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. Accordingly, please date, sign and return the enclosed proxy card promptly.

We hope that you will attend the meeting and look forward to seeing you there.

Sincerely,

John D. Weil
Chairman of the Board

Earl R. Refsland
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS

Thursday, November 14, 2013

To the Stockholders of
Allied Healthcare Products, Inc.:

The Annual Meeting of Stockholders of Allied Healthcare Products, Inc., a Delaware corporation (the “Company”), will be held at the Corporate Headquarters of Allied Healthcare Products, Inc., 1720 Sublette, St. Louis, Missouri 63110 on Thursday, November 14, 2013 at 9:00 a.m., Central Time, for the following purposes:

(1)	The election of five directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified;
(2)	Ratification and approval of RubinBrown LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2014;
(3)	An advisory (non-binding) vote to approve our executive compensation, as disclosed in this proxy statement;
(4)	An advisory (non-binding) vote on the frequency of the advisory vote on executive compensation;
(5)	Approval of the 2013 Incentive Stock Plan for Non-Employee Directors; and
(6)	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on October 1, 2013 are entitled to notice of and to vote at the meeting. A list of stockholders of the Company at the close of business on October 1, 2013 will be available for inspection during normal business hours from October 18 through November 14, 2013 at the offices of the Company at 1720 Sublette Avenue, St. Louis, Missouri 63110 and will also be available at the meeting.

By Order of the Board of Directors,

Daniel C. Dunn
Vice President — Finance, Chief Financial
Officer
Secretary & Treasurer

St. Louis, Missouri
October 11, 2013

FILL OUT, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE PAID ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY IN WRITING, OR AT THE ANNUAL MEETING IF YOU WISH TO VOTE IN PERSON.

i

ALLIED HEALTHCARE PRODUCTS, INC.
1720 Sublette Avenue
ST. Louis, Missouri 63110

ANNUAL MEETING OF STOCKHOLDERS
Thursday, November 14, 2013

I.	QUESTIONS AND ANSWERS
Q:	Why am I receiving these materials?
A:	The Board of Directors of Allied Healthcare Products, Inc. (the “Company”, “we” or “our”) provides you these materials to solicit your proxy in connection with our annual meeting of stockholders (the “Annual Meeting”) and any and all adjournments thereof. You are encouraged to vote on the proposals presented in these proxy materials. You are invited to attend the Annual Meeting, but you do not need to attend to vote. The Company first mailed these materials on October 11, 2013.
Q:	When and where is the Annual Meeting?
A:	We will hold the Annual Meeting on Thursday, November 14, 2013 at 9:00 a.m. Central Time at our corporate headquarters, located at 1720 Sublette Avenue, St. Louis, MO 63110.
Q:	What information is contained in this Proxy Statement?
A:	The information in this Proxy Statement relates to matters to be voted on at the Annual Meeting of stockholders, our corporate governance, the compensation of our directors and most highly paid executive officers and other required disclosures.
Q:	Can I get electronic access to the proxy materials?
A:	These proxy materials, including our 2013 annual report to stockholders are available at www.alliedhpi.com.
Q:	Who is entitled to vote at the Annual Meeting?
A:	Stockholders of record at the close of business on Tuesday, October 1, 2013 are entitled to notice of and to vote at the Annual Meeting. As of the close of business on that date, there were outstanding and entitled to vote 8,027,147 shares of common stock, each of which is entitled to one vote. No cumulative voting rights exist under the Company’s Amended and Restated Certificate of Incorporation. For information regarding the ownership of the Company’s Common Stock by holders of more than five percent of the outstanding shares and by the management of the Company, see “Security Ownership of Certain Beneficial Owners and Management.”
Q:	How do I vote my shares?
A:	If you are a stockholder of record and you attend the meeting, you may vote by ballot.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may also direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy by completing and returning the enclosed proxy card.

Q:	How do I vote if my shares are held in “street name?”
A:	If you hold your shares in “street name,” (i.e., you hold the shares through a broker, bank or other intermediary), as opposed to holding them “of record,” you will receive a form from your broker or bank seeking instruction as to how your shares should be voted. If you desire to vote shares held in street name in person at the meeting, you need to contact your broker or intermediary and ask how to obtain a “legal proxy” to directly vote such shares.

Q:	What am I voting on?
A:	The matters to be voted upon this year are: (i) the election of our Board of Directors, (ii) ratification and approval of RubinBrown LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2014, (iii) an advisory (non-binding) vote to approve our executive compensation, as disclosed in this proxy statement, (iv) an advisory (non-binding) vote on the frequency of the advisory vote on executive compensation, and (v) approval of the 2013 Incentive Stock Plan for Non-Employee Directors. Common stockholders may also vote on any other matter that is properly brought before the meeting.
Q:	Who are the nominees for directors?
A:	We have five directors who are standing for election. We provide biographical information for each director in this Proxy Statement.
Q:	How does the Board recommend I vote?
A:	Our Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” Agenda Items 2, 3 and 5, and in favor of “1 Year” for Agenda Item 4.
Q:	How will my employee stock purchase plan shares be voted?
A:	Shares of Common Stock held by participants in Allied Healthcare’s employee stock purchase plans will be voted in accordance with instructions provided on a separate card given to participants in such plans.

Q. What is the voting requirement to approve the matters to be voted on at the Annual Meeting?

A.	The election of directors at the Annual Meeting will be determined on the basis of the five candidates receiving the highest pluralities of votes cast at the Annual Meeting.

Adoption of the other proposals requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Annual Meeting.

Q:	How are votes counted?
A:	If you hold shares in street name through a broker or other nominee and do note vote your shares or provide voting instructions, your broker may vote for you on “routine” proposals but not on “non-routine” proposals. The ratification of the Company’s auditor is considered routine, but the election of directors and each of the other proposals are non-routine. Therefore, if you do not vote or provide voting instructions regarding the election of directors or the other non-routine proposals, your broker will not be allowed to vote your shares on such proposals. This will result in a broker non-vote. Broker non-votes are not counted as shares present and entitled to vote so they will not affect the outcome of the election for directors or the other non-routine proposals.

If you indicate that you wish to “abstain,” your vote will have the same effect as a vote against the proposal or the election of the applicable director.

Q:	What happens if additional matters are presented at the Annual Meeting?
A:	We are not aware of any business other than the election of directors and the ratification of the Company’s independent registered public accounting firm to be acted upon at the Annual Meeting. If you grant a proxy, the person(s) named as proxy holder(s) will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.
Q:	What if I vote and then change my mind as to how I want to vote or want to revoke my proxy?
A:	If you are a stockholder of record, you may change your vote by granting a new proxy bearing a later date, by providing our Secretary with written notice of revocation of your proxy, or by attending the meeting and casting your vote in person. To change or revoke your vote for shares you hold in street name, you will need to follow the instructions in the materials your broker or bank provides you.

Q:	Whom may I call with questions about the Annual Meeting?
A:	For information about your stock ownership, or for other stockholder services, please contact Stockholder Relations at 314-771-2400, extension 604. For information about the meeting itself, please contact Daniel C. Dunn, our Secretary, at 314-771-2400.
Q:	What should I do if I receive more than one proxy card?
A:	If you hold shares in more than one account you will receive a proxy card for each account. It is important that you vote shares represented by each proxy card you receive.

II.	AGENDA ITEM 1 — ELECTION OF DIRECTORS

The Company’s Board of Directors is comprised of a single class. The directors are elected at the Annual Meeting of the Stockholders of the Company and each director elected holds office until his or her successor is elected and qualified. The Board currently consists of five members. The stockholders will vote at the 2013 Annual Meeting for the election of all five directors for the one-year term expiring at the Annual Meeting of Stockholders in 2014. There are no family relationships among any directors or executive officers of the Company.

The persons named in the enclosed proxy will vote for the election of the nominees named below unless authority to vote is withheld. All nominees have consented to serve if elected. In the event that any of the nominees should be unable to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” EACH OF THE NOMINEES NAMED BELOW. IF YOU SIGN AND RETURN THE PROXY CARD AND DO NOT SPECIFY OTHERWISE, WE WILL VOTE YOUR SHARES FOR THE ELECTION OF THE FIVE NOMINEES LISTED BELOW.

The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Governance and Nominating Committee and the Board to determine that the person should serve as a director for the Company beginning in 2013.

The Governance and Nominating Committee does not have a fixed process for identifying and evaluating potential candidates to be nominees for directors, and there is no fixed set of qualifications that candidates must satisfy to be considered. The Governance and Nominating Committee has the flexibility to consider any factors as it deems appropriate. These factors may include education, diversity, experience in the Company’s industry, the interplay of the candidate’s experience with that of other members of the Board of Directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and to any of the committees of the Board of Directors. The Governance and Nominating Committee will evaluate nominees for directors submitted by shareholders in the same manner in which it evaluates other director nominees. No shareholder has properly nominated anyone for election as a director at the Annual Meeting.

NAME OF NOMINEE	AGE	PRINCIPAL OCCUPATION	DIRECTOR SINCE
Judith T. Graves	66	Retired	February 2004
Joseph E. Root	68	Attorney	October 2006
William A. Peck	80	Director, Center for Health Policy, School of Medicine, Washington University, St. Louis, Missouri	April 1994
Earl R. Refsland	70	President and Chief Executive Officer of the Company, St. Louis, Missouri	September 1999
John D. Weil (Chairman)	72	Private Investor	August 1997

Except as set forth below, each of the nominees has been engaged in his or her principal occupation described above during the past five years.

Ms. Graves retired as the Assistant Director for Administrative Services and Controller to the Board of Commissioners of the Saint Louis Art Museum. Prior to assuming expanded responsibilities, Ms. Graves had been the Museum’s Director of Finance and Controller to the Board of Commissioners since 1984. Ms. Graves brings to the board over thirty years of experience in finance and accounting.

Mr. Root is an attorney and is the founder and chief executive officer of Qualipat, LLC, a consulting firm providing training and outsourcing solutions to corporations and patent lawyers. He served as Chief Patent Counsel to UnitedLex Corp. from April 2008 to August 2009. Mr. Root’s legal practice has been focused in the field of intellectual property, technology and patent law. His career has spanned a range of positions both in-house and in private practice, including General Counsel of Marquip, Inc. in Phillips, Wisconsin and IP counsel positions with Johnson Controls, Inc. and RJR-Nabisco, Inc. He engaged in private practice with the New York offices of the Bryan Cave and Kenyon & Kenyon law firms. Mr. Root received a J.D., magna cum laude, from Wake Forest University, and a B.S. from the United States Military Academy. Before attending law school, Mr. Root served as an Armor Officer in the U.S. Army and in engineering and production management positions. The Board believes that Mr. Root’s knowledge in the field of intellectual property law and his experience in advising small businesses make him a desirable member of the Board.

Dr. Peck is currently serving as the Wolff Distinguished Professor at Washington University and Director of the Center for Health Policy. From 1993 to June 2003, Dr. Peck served as Executive Vice Chancellor for Medical Affairs at Washington University and from 1989 to June 2003, Dean of the School of Medicine at Washington University, St. Louis, Missouri. Dr. Peck served as a director of Angelica Corporation from 1996 until August 2006. From 1990 until 2005 Dr. Peck served as a director of Hologic and from 1993 until 2004 he served as a director Reinsurance Group of America. Dr. Peck brings to the board of directors many years of experience as a director of public companies, including service as chairman and service on audit, compensation and executive committees, as well as knowledge of the health care system.

Mr. Refsland has served as President and Chief Executive Officer of the Company since September 1999. From February 1999 to January 2000, Mr. Refsland served as Director and Chairman of the Board of Andros Technologies. From May 1995 to March 1998, Mr. Refsland served as President and CEO of Photometrics Limited. Mr. Refsland previously served as Chief Executive Officer and member of the Board of Directors of Allied Healthcare Products, Inc. from 1986 to 1993. Mr. Refsland brings to the board of directors nearly thirty years of experience in the medical industry, including eighteen years as the Chief Executive Officer of Allied Healthcare Products, Inc. The Board believes that Mr. Refsland’s medical industry experience, executive experience, and extensive experience in all disciplines of business and manufacturing make him a desirable member of the Board.

Mr. Weil serves as the Chairman of the Company’s Board of Directors. Mr. Weil has been the President of Clayton Management Co., a private investment company, since 1973 and currently is a director of Baldwin & Lyons, Inc., a publicly traded insurance company. Mr. Weil was also a member of the board of directors of Pico Holdings, Inc. from 1996 until August 2010 and a member of the board of directors of Highbury Financial Inc. from 2009 until that company was sold in April 2010. Mr. Weil also serves as a member of the Board of Trustees of Washington University, St. Louis, Missouri, and a Trustee of the St. Louis Art Museum Commission.

Mr. Weil has wide-ranging experience on various boards and as president of an investment company. The Board believes that Mr. Weil’s knowledge in the areas of officer compensation, risk assessment and oversight, corporate governance, finance, investment, and board development makes him a valuable resource as our independent Chairman and as a member of our Audit, Compensation, and Governance and Nominating Committees.

Board of Director Independence

The Board has determined that each of the current Directors other than Mr. Refsland is independent within the meaning of the Company’s director independence standards, which reflect the Nasdaq Stock Market director independence standards, as currently in effect. Furthermore, the Board has determined that each of the members of each of the committees is independent within the meaning of the Sarbanes-Oxley Act of 2002 (Audit Committee) and the Nasdaq Stock Market committee independence standards (Audit, Compensation and Nominating/Corporate Governance Committees).

Board Structure — Committees of the Board

Board Structure

The Board believes that having an independent Chairman of the Board is in the best interest of stockholders. An independent Chairman ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

The Board is actively involved in overseeing the Company’s management of risk. This oversight is conducted primarily through committees of the Board, as described below. The full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

The Board of Directors of the Company held four meetings during the fiscal year ended June 30, 2013. The Board of Directors presently maintains a Compensation Committee, an Audit Committee and a Governance and Nominating Committee.

Committees of the Board

The Compensation Committee consists of Messrs. Weil, Root, Peck and Madam Graves. This committee reviews and approves the Company’s executive compensation policy, reviews and approves decisions concerning management bonuses and makes recommendations concerning the Company’s employee benefit policies and stock option plans in effect from time to time. The Compensation Committee did not meet during the fiscal year ended June 30, 2013 but took some actions by unanimous written consent, including adoption of a charter on June 19, 2013. A copy of the new charter is available on the Company’s website: www.alliedhpi.com.

The Compensation Committee is responsible for overseeing management of risks relating to the Company’s compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the Committee may retain its own compensation consultant and hold meetings with management and with outside counsel to understand the financial, human resources and stockholder implications of compensation decisions being made. In fiscal year 2013, the Committee did not engage any consultant to provide advice or services related to compensation of the Company’s named executive officers.

The Audit Committee consists of Messrs. Weil, Root, Peck and Madam Graves. The Charter for the Audit Committee is available on the Company’s web site: www.alliedhpi.com. This committee recommends engagement of the Company’s independent auditors and is primarily responsible for approving the services performed by the Company’s independent auditors. This committee is also responsible for reviewing and evaluating the Company’s accounting principles and its systems of internal accounting controls and overseeing the management of risks related to these activities. The Audit Committee held three meetings during the fiscal year ended June 30, 2013. The Board of Directors has determined that nominees for director should meet all the criteria that have been established by the Board of Directors and the Nomination, Compensation and Governance Committee for board membership and not just have certain specific qualities or skills, such as those that would qualify a nominee as an “audit committee financial expert.” Accordingly, the Board of Directors believes that it is not in the best interests of the Company to nominate as a director someone who does not have all the experience, attributes and qualifications sought. The Audit Committee consists of three independent directors, each of whom has been selected for the Audit Committee by the Board of Directors based on its determination that they are fully qualified to monitor the performance of management, internal accounting operations and the independent public accountants, and are fully qualified to monitor the disclosures of the Company to the end that they fairly present its financial condition and results of operations. Although one or more of the members of the Audit Committee meets, in the Company’s opinion, the SEC definition of an “audit committee financial expert,” the Board of Directors has decided not to designate any one of them as such. In addition, the Audit Committee has the ability on its own to retain other independent public accountants or other consultants whenever it deems appropriate. The Board of Directors believes that this is fully equivalent to having an “audit committee financial expert” on the Audit Committee.

SEC rules require that members of the Audit Committee may not be “affiliates” of the Company. A person who has control over the Company, as determined by SEC rules, is deemed an affiliate and thus not independent for purposes of serving on the Audit Committee.

The Board notes that Mr. Weil has beneficial ownership of 39.6% of Allied’s voting stock. However, the Board also notes that, as of December 31, 2012, a large block of shares, 34.8%, was held by three sophisticated institutional investors who are entirely independent from Allied and Mr. Weil. Even if it were assumed that all members of management and the Board would vote their outstanding shares in unison with

Mr. Weil, Mr. Weil would not have a majority of Allied’s voting stock. Further, the Board believes that Mr. Weil’s interests are aligned with all other holders of Allied’s stock.

As a result, the Board has concluded that Mr. Weil is independent for the purpose of service on the Audit Committee. The Board evaluates the independence of all Audit Committee members on a continuing basis.

The Governance and Nominating Committee consists of Messrs. Weil, Root, Peck and Madam Graves. This committee recommends nominees to fill vacancies on the Board of Directors. The Governance and Nominating Committee did not hold a meeting during the fiscal year ended June 30, 2013. The Governance and Nominating Committee will consider nominees submitted by stockholders for inclusion on the recommended list of nominees submitted by the Company and voted on at the Annual Meeting of Stockholders if such nominations were submitted in writing to the Company’s headquarters Attention: Governance and Nominating Committee, no later than June 1 in the year of such Annual Meeting of Stockholders. The Governance and Nominating Committee does not have a charter, but in the course of performing its duties, the committee adheres to the Company’s Corporate Governance Principles, a copy of which is available on the Company’s website: www.alliedhpi.com.

Compensation of Directors

Each director who is not an employee of the Company is entitled to receive an annual fee of $20,000 for his services as a director and additional fees of $1,000 for attendance at each meeting of the Board of Directors and $350 for attendance at each meeting of committees of the Board of Directors. The Audit Committee Chairman is entitled to receive an additional annual fee of $1,000. Directors are also entitled to reimbursement for their expenses in attending meetings.

In 1995, the Company’s stockholders approved and adopted the 1995 Stock Option Plan for Directors (the “1995 Directors’ Plan”). The 1995 Directors’ Plan granted options to non-employee directors on a formula basis at the time of initial election to the board, for service on certain board committees and for reelection to the board. Options outstanding under the 1995 Directors’ Plan are subject to adjustment in the event of a reorganization, merger, consolidation, stock split, dividend payable in Common Stock, split-up, combination or other exchange of shares. The options are treated as non-qualified options for federal income tax purposes such that any value in the option is taxable as ordinary income as of the date of exercise. The purchase price for shares of Common Stock to be purchased upon the exercise of options is equal to the last reported sales price per share of Common Stock on the Nasdaq National Market on the date of grant (or the last reported sales price on such other exchange or market on which the Common Stock is traded from time to time).

As adopted, the 1995 Directors’ Plan was intended to provide formula awards in accordance with certain then-applicable exemptive rules of the SEC and is administered by the Board of Directors, which may delegate administration thereof to a committee of the Board. The 1995 Directors’ Plan expired in accordance with its terms prior to the 2005 Annual Meeting of Stockholders. Options generally expire ten years from date of grant and the expiration of the 1995 Directors’ Plan had no impact on outstanding options.

Pursuant to the express terms of the 1995 Directors Plan, options to purchase 10,000 shares of Common Stock were granted to an eligible director on the date such person was first elected to the Board of Directors of the Company. An option to purchase an additional 5,000 shares of Common stock is granted to each eligible director on the date such person is first elected to serve as Chairman of the Board of the Company. These options may not be exercised for a period of two years from the date of grant and thereafter become exercisable on a cumulative basis in 25% increments beginning on the second anniversary of the date of grant and concluding on the fifth anniversary thereof.

In addition, the 1995 Directors Plan provided that options to purchase 1,000 shares of Common Stock were granted to each eligible director on the date such person is re-elected to the Board of Directors by the vote of the stockholders, at the annual or other meeting at which directors are elected, and that options to purchase 500 shares of Common Stock are granted to each eligible director on the date such person is elected or re-elected to serve as Chairman of a Committee maintained by the Board of Directors from time to time. These options may not be exercised for a period of one year from the date of grant and thereafter are exercisable in full.

Following termination of the 1995 Directors’ Plan, the Board adopted and the stockholders approved at the 2006 Annual Meeting, the Allied Healthcare Products Inc. Incentive Stock Plan for Non-Employee Directors (the “2005 Directors’ Plan”). That Plan permits the Board discretion in continuing formula stock option grants on the basis used in the 1995 Directors’ Plan or alternative forms of equity interests as discussed below.

On October 1, 2013, the Board adopted, subject to shareholder approval, the 2013 Incentive Stock Plan for Non-Employee Directors, which provides for 75,000 shares to be available for issuance to non-employee directors. The 2013 Incentive Stock Plan for Non-Employee Directors is described in more detail in Agenda Item 5.

Director Compensation Table

The following table sets forth the compensation we paid to our non-employee directors for their service in fiscal year 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Judith T. Graves	$22,650	—	$1,950	—	—	—	$24,600
Joseph E. Root	$21,650	—	$1,950	—	—	—	$23,600
William A. Peck	$21,650	—	$1,950	—	—	—	$23,600
John D. Weil	$21,650	—	$1,950	—	—	—	$23,600

(1)	Amounts represent the grant date fair value calculated pursuant to ASC Topic 718 for the indicated fiscal year. Additional information about the assumptions used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for those fiscal years.

Indemnification and Limitation of Liability

The Company’s Amended and Restated Certificate of Incorporation provides that the Company’s directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duties, except under certain circumstances, including breach of the director’s duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director derived improper personal benefit. The Company’s By-laws provide for the indemnification of the Company’s directors and officers, to the full extent permitted by the Delaware General Corporation Law. The company also has indemnification agreements with each officer and director providing for contractual indemnification substantially similar in scope to the provisions of the By-Laws.

III.	AGENDA ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company engaged RubinBrown LLP to audit the Company’s financial statements for the fiscal year ended June 30, 2013. Representatives of RubinBrown LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Audit Committee has selected RubinBrown LLP to be the independent registered public accounting firm for fiscal year ending June 30, 2014 and recommends that the stockholders ratify the appointment of the accounting firm. Although stockholder approval is not required by law, the appointment is submitted by the Audit Committee of the Board of Directors in order to give the stockholder a voice in the designation of auditors. If the stockholders do not ratify the selection of RubinBrown LLP, the Audit Committee will review the selection of the independent registered public accounting firm. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that a change would be in the best interest of the Company and its stockholders.

The Board of Directors unanimously recommends a vote FOR ratification of RubinBrown LLP as the Company’s independent registered public accounting firm.

IV.	AGENDA ITEM 3 — ADVISORY (NON-BINDING) APPROVAL OF EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote on an advisory (non-binding) resolution to approve our executive compensation as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the tabular disclosure regarding compensation of the Company’s named executive officers and the narrative disclosure accompanying those tables, all as set forth in the Executive Compensation section of this proxy statement.

The following resolution is submitted for stockholder approval:

Resolved, that the stockholders approve the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the tabular disclosure regarding compensation of our Named Executive Officers and the narrative disclosure accompanying those tables.

Because your vote is advisory, it will not be binding upon the Board, however the Board will take the outcome of this vote into consideration in making future executive compensation decisions.

The Board of Directors unanimously recommends a vote FOR this resolution.

V.	AGENDA ITEM 4 — ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

As described in Agenda Item 3 above, the Company’s stockholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Agenda Item 3 above is referred to as a “say-on-pay vote.”

This proposal affords stockholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual stockholder meetings (or a special stockholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting). Under this proposal, stockholders may vote to have the say-on-pay vote every year, every two years or every three years.

The Company believes that say-on-pay votes should be conducted every year so that stockholders may annually express their views on the Company’s executive compensation program.

The Board of Directors unanimously recommends a vote FOR “1 Year” for the frequency of Say-on-Pay votes.

VI.	AGENDA ITEM 5 — APPROVAL OF THE 2013 INCENTIVE STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

The purpose of this proposal is to seek stockholder approval of the Allied Healthcare Products, Inc. 2013 Incentive Stock Plan for Non-Employee Directors (the “Plan”). If the Plan is approved by the Company’s stockholders, the Plan will replace the Company’s Incentive Stock Plan for Non-Employee Directors, adopted effective as of December 9, 2005 (the “2005 Plan”). Awards issued under the 2005 Plan will continue in effect and will be subject to the requirements of the 2005 Plan, but no new awards will be granted under the 2005 Plan after this Plan is approved by stockholders. The following summary of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached as Appendix A.

Purpose of the Plan

The purpose of the Plan is to (i) stimulate participants’ efforts on the Company’s behalf, (ii) maintain and align the unanimity of interest in the Company’s directors and stockholders in long term performance and value, and (iii) encourage participants to have a personal financial investment in the Company through ownership of its common stock.

Administration

The Plan will be administered by the Compensation Committee of the Board of Directors (the “Administrator”). The Administrator is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan, and to make such determinations and to take such action in connection therewith or in relation to the Plan as it deems necessary or advisable.

Shares Reserved Under the Plan

Subject to adjustments for changes in capital stock, an aggregate number of 75,000 shares of common stock will be reserved for issuance under the Plan. In any given year, no participant may be granted Incentives (as defined below) covering more than one-tenth of one percent (0.1%) of the number of fully-diluted shares of the Company’s common stock outstanding as of the first business day of the Company’s fiscal year in which the award is being made; provided, however, that such limitation shall not apply to any “Formula Award” as hereinafter defined. In addition to the foregoing limitation, in any fiscal year of the Company, a participant who has received an award other than a “Formula Award” shall not be eligible to receive a Formula Award for such year.

Eligibility

Directors of the Company who are not otherwise Eligible Employees under the terms of the Company’s 2009 Incentive Stock Plan shall be eligible to receive awards under the Plan.

Description of Incentives

Incentives under the Plan may be granted in any one or a combination of (i) Non-Statutory Stock Options, (ii) Performance Share Awards; and (iii) Restricted Stock Grants or Restricted Stock Unit Grants (collectively “Incentives”).

Non-Statutory Stock Options

The option price per share with respect to each non-statutory stock option shall be determined by the Administrator, but shall not be less than 100% of the fair market value of the common stock on the date the stock option is granted, as determined by the Administrator. The period of each stock option shall be fixed by the Administrator, except that no stock option granted shall be exercisable more than ten (10) years after the date so granted. The option price shall be payable at the time the stock option is exercised in cash or, at the discretion of the Administrator, in whole or in part in the form of shares of common stock already owned by the grantee (based on the fair market value of the common stock on the date the option is exercised as determined by the Administrator) for not less than six months. A grantee of a stock option shall have none of the rights of a stockholder in the shares subject to such option until and unless such option is exercised and the shares are issued.

Upon the termination of a grantee’s service as a director of the Company (for any reason other than retirement or death), stock option privileges shall be limited to the shares which were immediately exercisable at the date of such termination and except as hereinafter provided, such privileges shall remain exercisable thirty days following the date of termination of employment or the stated expiration date of the stock option if earlier. The Administrator, however, in its discretion may provide that any stock options outstanding but not yet exercisable upon the termination of a director’s service shall vest if such termination of service arises from a merger or consolidation of the Company with or into another corporation or arises from a Change of Control (as defined in the Plan) of the Company.

Upon retirement of the grantee, stock option privileges shall apply to those shares immediately exercisable at the date of retirement and such privileges shall remain in force until the earlier of six months following the date of retirement or the stated expiration date of the stock option if earlier. The Administrator, however, in its discretion, may provide at the time of grant that any stock options outstanding but not yet exercisable upon the retirement of the grantee may become exercisable in accordance with a schedule to be determined by the Administrator.

Upon the death of a grantee, stock option privileges shall apply to those shares which were immediately exercisable at the time of death and such privileges shall remain in force until the earlier of one year following the date of death or the stated expiration date of the stock option if earlier. The Administrator, however, in its discretion, may provide at the time of grant that any stock options outstanding but not yet exercisable upon the death of a grantee may become exercisable in accordance with a schedule to be determined by the Administrator.

Unless the Administrator shall otherwise provide at the first meeting of the Board after the Annual Meeting of Stockholders each year, options shall be issued as formula awards (“Formula Awards”) under the Plan as follows:

1.  Upon initial election to the Board, a director shall receive an option to purchase 10,000 shares of the Company’s common stock which shall vest as to 2,500 shares on the second anniversary of the date of entitlement and grant and as to an additional 2,500 shares on each of the third, fourth and fifth anniversaries of the date of entitlement and grant.

2.  Upon reelection to the Board, a director shall receive an option to purchase 1,000 shares of the Company’s common stock, which option shall vest in full on the first anniversary of the date of entitlement and grant.

3.  Upon election or reelection as the chairman of any standing committee of the Board or upon reelection as Chairman of the Board, a director shall receive an option to purchase 500 shares of the Company’s common stock, which option shall vest in full on the first anniversary of the date of entitlement and grant.

4.  Upon the initial election of a non-employee as Chairman of the Board, a director shall receive an option to purchase 5,000 shares of the Company’s common stock, which option shall vest in full on the first anniversary of the date of entitlement and grant.

Except as otherwise provided above with respect to termination of service, each such Formula Award shall be exercisable, to the extent vested, at any time or from time to time until the tenth anniversary of the date of entitlement and grant.

Performance Share Awards

A performance share award is an award under which payment may be made in shares of common stock, cash or any combination of shares and cash if the performance of the Company or any subsidiary or division of the Company selected by the Administrator meets certain goals established by the Administrator (“Performance Share Awards”). The Administrator shall establish the method of calculating the amount of payment to be made under a Performance Share Award if the goals are met. Any cash payment shall be based on the fair market value of the common stock on, or as soon as practicable prior to, the date of payment.

Restricted Stock Grants or Restricted Stock Unit Grants

The Administrator may issue shares of common stock to participants (a “Restricted Stock Grant”) or “units” constituting the right to receive shares of common stock upon vesting (a “Restricted Stock Unit Grant”). A grantee of a Restricted Stock Grant or Restricted Stock Unit Grant must remain in the capacity of a non-employee director of the Company during a period designated by the Administrator (“Restriction Period”). If the grantee leaves such relationship with the Company prior to the end of the Restriction Period (a) a Restricted Stock Grant shall terminate and the shares of common stock shall be returned immediately to the Company, and (b) a Restricted Stock Unit Grant shall terminate and no shares of common stock shall be issued to the grantee provided that in each case the Administrator may, at the time of the grant, provide for the continued service restriction to lapse with respect to a portion or portions of the Restricted Stock Grant or Restricted Stock Unit Grant at different times during the Restriction Period. The Administrator may, in its discretion, also provide for such complete or partial exceptions to the continued service restriction as it deems equitable.

Discontinuance or Amendment

The Board may discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan as permitted by applicable statutes except that it may not revoke or alter, in a manner unfavorable to the grantees of any Incentives hereunder, any Incentives then outstanding, nor may the Administrator amend the Plan without stockholder approval, where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Exchange Act, or any other requirement of applicable law or regulation. The Board shall have express authority to amend the Plan to remove or eliminate or amend the terms of Formula Awards.

Duration

No Incentive shall be granted under the Plan after September 30, 2023, but Incentives granted theretofore may extend beyond that date.

Nontransferability

Each Incentive granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and with respect to stock options, shall be exercisable, during the grantee’s lifetime, only by the grantee or the grantee’s guardian or legal representative.

U.S. Federal Income Tax Consequences

The following summary of some of the U.S. Federal income tax consequences of awards made under the Plan is based on the laws in effect as of the date of this Proxy Statement. It is general in nature and does not account for numerous circumstances that that may apply to a particular participant in the Plan. In addition, the state or local income tax consequences of a Plan award might be different than the Federal income tax consequences described below.

Non-Statutory Stock Options

Generally, a participant receiving a non-statutory stock option does not realize any taxable income for federal income tax purposes at the time of grant. Upon exercise of such option, the excess of the fair market value of the shares of common stock subject to the non-statutory stock option on the date of exercise over the exercise price will generally be taxable to the participant as ordinary income. The participant will have a capital gain (or loss) upon the subsequent sale of the shares of common stock received upon exercise of the option in an amount equal to the sale price reduced by the fair market value of the shares of common stock on the date the option was exercised. The holding period for purposes of determining whether the capital gain (or loss) is a long-term or short-term capital gain (or loss) will generally commence on the date the non-statutory stock option is exercised.

If the participant who exercises a non-statutory stock option pays the exercise price by tendering shares of common stock and receives back a larger number of shares, the participant will realize taxable income in an amount equal to the fair market value of the additional shares received on the date of exercise, less any cash paid in addition to the shares tendered. Upon a subsequent sale of the common stock, the number of shares equal to the number delivered as payment of the exercise price will have a tax-basis equal to that of the shares originally tendered. The additional newly-acquired shares obtained upon exercise of the non-statutory stock option will have a tax basis equal to the fair market value of such shares on the date of exercise.

The Company generally will be entitled to a tax deduction in the same amount and in the same year in which the participant recognizes ordinary income resulting from the exercise of a non-statutory stock option.

Performance Share Awards

A participant generally will not recognize taxable income upon the granting of an award of performance shares. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (a) freely transferable, or (b) no longer subject to substantial risk of forfeiture. The amount of ordinary income recognized will be equal to the difference between the fair market value of the shares at the time any restrictions on transferability lapse and the original purchase price paid for the shares, if any. Upon selling shares of stock received in payment under a performance share, the participant will recognize a capital gain or loss in an amount equal to the difference between the sale price of the share and the participant’s tax basis in the share.

Restricted Stock Grants

Generally, a participant will not recognize taxable income at the time of a Restricted Stock Grant. However, a participant may make an election under Section 83(b) of the Code (“Section 83(b)”) to be taxed at the time of the award. If a participant does not elect under Section 83(b) to recognize income at the time of the stock award, the participant will recognize taxable income at the time of vesting. The taxable income will be equal to the excess of the fair market value of the restricted shares at the time the shares vest over any amount the participant paid for the restricted shares. A participant may elect under Section 83(b) to include as ordinary income in the year of the stock award an amount equal to the excess of the fair market value of the shares on the transfer date over any purchase price paid for the shares. The fair market value of the shares will be determined as if the shares were not subject to forfeiture. If a participant makes the Section 83(b) election, the participant will not recognize any additional income when the shares vest. Any appreciation in the value of the restricted shares after the award is not taxed as compensation, but instead as a capital gain when the restricted shares are sold or transferred. If the participant makes a Section 83(b) election and the restricted shares are later forfeited, the participant is not entitled to a tax deduction or a refund of the tax already paid. The Section 83(b) election must be filed with the IRS within 30 days following the date the shares are awarded to a participant. The 83(b) election generally is not revocable and cannot be made after the 30-day period has expired. Dividends received on restricted shares subject to a Section 83(b) election are taxed as dividends instead of compensation. The Company will be entitled to an income tax deduction equal to the amount of ordinary income a participant recognizes in connection with a stock award. The deduction will generally be allowed for the taxable year in which the participant recognizes such ordinary income.

Restricted Stock Unit Grant

With respect to a Restricted Stock Unit Grant, no taxable income is reportable at the time of grant to a participant. Upon vesting, the recipient will recognize ordinary income in an amount equal to the fair market value of the common stock received pursuant to the Restricted Stock Unit Grant. The Company generally will be entitled to a deduction in an amount equal to the ordinary income received by the participant. The deduction will generally be allowed for the taxable year in which the participant recognizes such ordinary income.

Section 409A

Section 409A of the Code generally establishes rules that must be followed with respect to certain deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the Plan may constitute “deferred compensation” within the meaning of and subject to Section 409A of the Code.

Plan Benefits

It is not presently possible to determine the dollar value of awards that may be made, or the individuals that may be selected for such awards, in the future under the Plan.

The Board of Directors unanimously recommends a vote FOR approval of the 2013 Incentive Stock Plan for Non-Employee Directors.

VII.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our directors and executive officers and all persons known to the Company to be the beneficial owners of more than five percent of the Company’s Common Stock as of September 30, 2013, based upon filings by such persons with the SEC under applicable provisions of the federal securities laws. As of the close of business on September 30, 2013, there were 8,027,147 shares of Common Stock outstanding. Shares of common stock subject to options and warrants that are currently exercisable or exercisable within 60 days of September 30, 2013 are considered outstanding and beneficially owned by the person holding the options or warrants for the purposes of computing beneficial ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is the address of the Company’s headquarters.

Name and address of Beneficial Owner	Shares Owned Beneficially		Percent of Outstanding Shares
Five Percent Shareholders
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104	1,732,670	(1)	21.6%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	541,882	(1)	6.8%
Perritt Capital Management, Inc. 300 South Wacker Drive, Suite 2880 Chicago, IL 60606	516,192	(1)	6.4%
Directors and Executive Officers
Earl R. Refsland Director and Chief Executive Officer	692,859	(2)	8.3%
John D. Weil Chairman of the Board of Directors	3,185,057	(3)	39.6%
William A. Peck, M.D. Director	15,000	(4)	*
Joseph E. Root Director	22,500	(5)	*
Judith T. Graves Director	24,000	(6)	*
Eldon P. Rosentrater Vice President – Administration/Corporate Planning	28,169	(7)	*
Daniel C. Dunn Vice President – Finance, Chief Financial Officer and Secretary	16,306	(8)	*
Robert B. Harris Vice President – Operations	30,000	(9)	*
All directors and executive officers as a group (8 persons)	4,013,891		47.3%

*	Less than 1.00%.
(1)	Holdings reported on Form 13G as of December 31, 2012.
(2)	Includes 320,000 shares deemed owned as a result of presently exercisable options.
(3)	Includes 207,667 shares over which Mr. Weil may be deemed to have sole voting and dispositive power and 2,977,390 shares over which Mr. Weil may be deemed to share voting and dispositive power with members of his family and affiliates thereof.
(4)	Includes 15,000 shares deemed owned as a result of exercisable options.
(5)	Includes 20,500 shares deemed owned as a result of exercisable options.
(6)	Includes 23,500 shares deemed owned as a result of exercisable options.
(7)	Includes 15,000 shares deemed owned as a result of exercisable options.
(8)	Includes 15,000 shares deemed owned as a result of exercisable options and 506 shares held in the Company’s Employee Stock Ownership Plan.
(9)	Includes 30,000 shares deemed owned as a result of exercisable options.

VIII.	EXECUTIVE OFFICERS

This section provides information regarding the executive officers of the Company who are appointed by and serve at the pleasure of the Board of Directors:

NAME	AGE	POSITION(S)
Earl R. Refsland	70	Director, President and Chief Executive Officer(1)
Eldon P. Rosentrater	59	Vice President – Administration/Corporate Planning(2)
Robert B. Harris	56	Vice President – Operations(3)
Daniel C. Dunn	54	Vice President – Finance, Chief Financial Officer Secretary & Treasurer(4)

(1)	Mr. Refsland has been Director, President and Chief Executive Officer of the Company since September, 1999.
(2)	Mr. Rosentrater has been Vice President-Administration/Corporate Planning of the Company since March, 2003. He previously held the position of Vice President — Operations from October 1999 to 2003. Prior to that time, Mr. Rosentrater held the positions of Assistant to the President from 1998 to 1999; Director of Information Technologies from 1995 to 1998; Director of Business Development from 1993 to 1995 and Group Product Manager from 1989 to 1993.
(3)	Mr. Harris has been Vice President — Operations since July, 2006. He previously held the positions for Command Medical Products, Inc. of Vice President — Operations from January 2002 to January 2006 and Director of Operations from October 1999 to December 2001. Prior to that time, Mr. Harris held the position of Plant Manager for Sherwood Medical, a subsidiary of Tyco Healthcare from 1997 to 1999.
(4)	Mr. Dunn has been Vice President — Finance, Chief Financial Officer, Secretary and Treasurer since July, 2001. He previously held the position of Director of Finance at MetalTek International from 1998 to 2001. Prior to that time, Mr. Dunn held the position of Corporate Controller at Allied Healthcare Products, Inc. from 1994 to 1998.
IX.	EXECUTIVE COMPENSATION

Compensation Committee.

The Compensation Committee, composed entirely of non-employee members of the Board of Directors, reviews, recommends and approves changes to the Company’s compensation policies and program for the chief executive officer, other senior executives and certain key employees. In addition to the delegated authority in areas of compensation, the Committee administers the Company’s stock option plans and agreements and recommends to the Board of Directors annual or other grants to be made in connection therewith.

In the Committee’s discharge of its responsibilities, it considers the compensation, primarily of the chief executive officer and the Company’s other executive officers, and sets overall policy and considers in general the basis of the levels of compensation of other key employees.

Policy and Objectives.

Recognizing its role as a key representative of the stockholders, the Committee seeks to promote the interests of stockholders by attempting to align management’s remuneration, benefits and perquisites with the economic wellbeing of the Company. Basically, the Committee seeks the successful implementation of the Company’s business strategy by attracting and retaining talented managers motivated to accomplish these stated objectives. Since the achievement of operational objectives should, over time, represent the primary determinant of share price, the Committee links elements of compensation of executive officers and certain key employees with the Company’s operating performance. In this way, objectives under a variety of compensation programs should eventually reflect the overall performance of the Company. By adherence to the above program, the compensation process should enhance stockholder value. The Committee attempts to be fair and competitive in its views of compensation. Thus, rewards involve both business and individual performance.

Components of Compensation

The Company offers the following compensation and employee benefits to those executive officers whose names appear in the Summary Compensation Table below (collectively, our “Named Executive Officers” or “NEOs”):

Base Salary

Base salaries for the chief executive officer, as well as other executive officers of the Company, are determined primarily based on performance. Generally, the performance of each executive officer is evaluated annually and salary adjustments are based on various factors including revenue growth, earnings per share improvement, increases in cash flow, new product development, market appreciation for publicly traded securities, reduction of debt and personal performance. In addition, the Committee compares salary data for similar positions in companies that match the Company’s size in sales and earnings and utilizes such data as a factor in setting base salaries. Specific reference is made to compensation market studies published by Salaries.com. The Committee approves base salary adjustments for the executive officers, including the chief executive officer. In fiscal year 2013, the Committee did not increase the base compensation of any of its NEOs.

Mr. Refsland’s Base Salary and Changes.  Mr. Refsland’s employment agreement currently calls for an annual base salary of $429,000 plus participation in incentive awards (in cash or securities) as may be granted in the Board’s discretion upon recommendations or approvals by the Compensation Committee. The Annual Salary may be increased in future periods but may not be reduced below $415,000 without Mr. Refsland’s consent.

For potential base salary changes for Mr. Refsland, the Compensation Committee reviews Mr. Refsland’s performance. The review includes, but is not necessarily limited to, leadership competencies and other core values, executive retention results, and other contributions toward achievement of the Company’s strategic plan and objectives. The Committee also takes into account other considerations such as Mr. Refsland’s base salary history and its relationship to that of other NEOs, as well as the competitive position of his base salary compared to the peer group. Except in connection with the negotiation of his employment agreement, Mr. Refsland has not had any direct input to the Compensation Committee relative to increases in his base salary.

Incentive Compensation

Cash Incentive Compensation.  Historically, to reward achievement of financial performance goals during the fiscal year, the chief executive officer and other NEOs are eligible for annual cash bonuses. The actual amount of incentive compensation paid to each executive officer is predicated on an assessment of each participant’s relative role in achieving the annual financial objectives of the Company as well as each such person’s contributions of a strategic nature in maximizing stockholder value. In fiscal 2013, the Committee did not award cash incentives to any of its NEOs.

Stock-Based Incentive Compensation.  The Company’s 1999 Incentive Stock Option Plan (the “1999 Plan”) expired in June 30, 2009. The Compensation Committee approved the 2009 Stock Incentive Plan (the “2009 Plan”) as a replacement for the 1999 Plan and the stockholders approved the 2009 Plan at the 2009 Annual Meeting. The 2009 Plan authorizes the Company to grant equity based awards in the form of stock options. Officers, employees, and non-employee directors of the Company, its subsidiaries and affiliates are eligible to participate in the Plan. Our incentive stock plans provide a long-term incentive program for the chief executive officer, other executive officers and certain other key employees. The basic objective of these plans is the specific and solid alignment of executive and stockholder interests by forging a direct relationship between this element of compensation and the stockholders’ level of return. These programs represent a desire by the Company to permit executives and other key employees to obtain an ownership position and a proprietary interest in the Company’s Common Stock. Awards under our plans are generally made to executive staff upon hiring and are reviewed periodically, but not annually, thereafter. In fiscal year 2013, no grants of stock based incentive were made to any of the Company’s NEOs under the 2009 Plan or otherwise.

We set the grant date of any award made by the Company to be the date of the Board meeting at which such award was approved, and the grant price is determined in a manner which will not subject the Company, the grantee or the compensation at issue to any tax, interest or penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Section 409A will not impose such taxes if the award is priced based on the closing price of our stock on the Nasdaq Global Market on the date of the grant or the trading day immediately preceding the grant date. We do not have a program, plan or practice of timing equity award grants in conjunction with the release of material non-public information.

Please see the “Option Awards” column of the Summary Compensation Table below, and the columns related to equity awards of the Grants of Plan-Based Awards Table below, and the entire Outstanding Equity Awards as of June 30, 2013 table below for more information on the stock based portion of incentive compensation we pay to our NEOs.

Post-Termination Compensation and Benefits

We maintain a qualified 401(k) savings plan for most salaried employees. Subject to a maximum the IRS sets annually ($17,500 for calendar 2013), participants in our 401(k) savings plan may contribute between 1% and 60% of their compensation to their savings plan accounts. The Company’s contribution consists of a 2% match of participants’ contributions, currently 2% (on the first 8% of the employee’s contribution), and an additional 2% on the participants annual compensation. All contributions vest immediately. At termination, the vested balances under a qualified 401(k) saving plan become available to the terminated participant.

An executive must be employed with the Company at the time the measurement is made for the receipt of any incentive awards. An executive who terminates employment prior to the measurement date for an award (other than for retirement) forfeits all rights to the award. For executives who terminate employment prior to retirement age, unvested grants of stock options are forfeited.

The Company has entered into agreements with Mr. Refsland and other key executives, including the NEOs, granting them payments upon a change of control of the Company. These arrangements are intended to promote stability and continuity of senior management. Information on applicable payments under such agreements for NEOs is contained under the heading “Severance and Change in Control Benefits” below.

Our incentive stock plans also generally provide that, unless otherwise provided in connection with the specific grant of an option, shares of the Company’s stock acquired upon exercise of an option are subject to redemption by the Company at a price equal to the exercise price paid by the grantee in the event that the employee holding such shares, within six (6) months of terminating employment with the Company, commences employment which the Compensation Committee reasonably believes, in its discretion, to be competitive with the Company or in violation of any employment or other agreement between the Company and such employee. This provision is intended to discourage grantees of stock options from going to work for competitors. The Company’s redemption right, however, is (a) only applicable to shares acquired upon exercise of the option occurring within six (6) months prior to such grantee’s termination of employment with the Company and (b) not applicable if the termination of employment occurs at the election of the employee following a “change of control” of the Company.

We believe these programs further our goal of attracting and retaining top executive talent, and serve to encourage executives to make long-term career commitments to us.

Compensation Policies and Practices

Compensation Recoupment; Adjustments Based On Prior Awards.  Inasmuch as our cash incentive compensation program does not include a deferred payment feature, we do not have a policy that requires the adjustment or recovery of awards or payments made to our executive officers if the performance measures on which such awards or payments were based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that stock exchanges adopt rules requiring listed companies to adopt recoupment or “clawback” policies. The Company will evaluate any such requirements when they are finalized and review and revise its policies accordingly.

Perquisites And Employee Benefits.  We provide our NEOs with certain employee benefits that are generally available to all salaried employees including Company-paid group term life insurance equal to two times annual cash compensation excluding bonuses, Company contributions up to 4% to a 401(k) savings plan, medical and dental plans. In addition, we provide certain of our NEOs with a Company-leased automobile, including automobile insurance, with a total lease value that varies by executive level. We believe these benefits further our goal of attracting and retaining top executive talent.

Additional Information With Respect To Compensation Interlocks And Insider Participation In Compensation Decisions

None of the members of the Company’s Compensation Committee (i) were, during the fiscal year, an officer or employee of the Company; (ii) were formerly an officer or employee of the Company; or, (iii) had any relationship requiring disclosure by the Company as Certain Relationships and Related Transactions.

None of the executive officers of the Company served as a member of a compensation committee of any entity whose executive officers or directors served on the Compensation Committee of the Company.

Certain Relationships and Transactions

The Company’s Code of Conduct sets forth the Company’s policies concerning transactions with directors, officers and employees. The Code of Conduct can be found at our website: www.alliedhpi.com.

X.	COMPENSATION DATA

Summary Compensation Table

The following table shows the compensation paid to the Company’s NEO’s for the fiscal years ended June 30, 2013, 2012 and 2011.

Name & Principal Position	Year	Salary ($)(1)	Bonus	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total Compensation
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Earl R. Refsland President and Chief Executive Officer	2013	$429,000	—	—	—	—	—	$61,734	$490,734
	2012	$419,029	—	—	—	—	—	$82,511	$501,540
	2011	$415,000	—	—	—	—	—	$56,680	$471,680
Daniel C. Dunn Vice President – Finance and Chief Financial Officer	2013	$216,000	—	—	$12,133	—	—	$28,238	$256,371
	2012	$204,308	$5,000	—	$16,203	—	—	$24,947	$250,458
	2011	$194,658	—	—	—	—	—	$25,065	$219,723
Eldon P. Rosentrater Vice President – Administration and Corporate Planning	2013	$199,800	—	—	$12,133	—	—	$11,073	$223,006
	2012	$188,985	$10,000	—	$16,203	—	—	$10,380	$225,568
	2011	$178,673	—	—	—	—	—	$7,919	$186,592
Robert B. Harris Vice President – Operations	2013	$191,581	—	—	—	—	—	$8,199	$199,780
	2012	$187,503	—	—	—	—	—	$6,206	$193,709
	2011	$183,792	—	—	$1,790	—	—	$7,123	$192,705

(1)	Includes amounts deferred under the 401(k) feature of the Company’s Retirement Savings Plan. As of June 30, 2013, annual base salaries of the NEOs were as follows: Mr. Refsland, $429,000; Mr. Dunn, $216,000; Mr. Rosentrater, $200,000; and Mr. Harris, $192,000.
(2)	Amounts represent the grant date fair value calculated pursuant to ASC Topic 718 for the indicated fiscal year. Additional information about the assumptions used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for those fiscal years.

(3)	All Other Compensation in the Summary Compensation Table above includes the following components:

	All Other Compensation
Name	Fiscal Year	401k Match / Contribution	Life / Disability Insurance	Car Allowance	Perquisites and Personal Benefits		Tax Gross-ups	Total Other Compensation
Earl R. Refsland	2013	$13,200	$19,974	$13,678	$—		$14,882	$61,734
	2012	$12,611	$11,907	$23,762	$25,000	(a)	$9,231	$82,511
	2011	$12,131	$11,887	$23,577	$—		$9,085	$56,680
Daniel C. Dunn	2013	$8,474	$1,054	$10,518	$—		$8,192	$28,238
	2012	$8,372	$966	$8,738	$—		$6,871	$24,947
	2011	$7,787	$911	$9,205	$—		$7,162	$25,065
Eldon P. Rosentrater	2013	$7,992	$1,804	$—	$—		$1,277	$11,073
	2012	$7,559	$1,651	$—	$—		$1,170	$10,380
	2011	$5,306	$1,530	$—	$—		$1,083	$7,919
Robert B. Harris	2013	$5,263	$1,719	$—	$—		$1,217	$8,199
	2012	$4,688	$889	$—	$—		$629	$6,206
	2011	$5,644	$866	$—	$—		$613	$7,123

(a)	In fiscal year 2012, we made a one-time payment to Mr. Refsland in the amount of $25,000.00 which approximates the amount, on an after tax basis, Mr. Refsland would have received under the Company’s 401(k) match program between 1990 and 2010 if his contributions to his 401(k) account had been made pro rata from all periods, after taking into account applicable limits on his payroll contributions to his 401(k) account in a given calendar year.

Grants of Plan-Based Awards

The Company made no Plan-Based awards to its NEOs in fiscal year 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards as of June 30, 2013 for each NEO.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Earl R. Refsland	320,000			$4.25	8/27/15
Daniel C. Dunn	15,000			$3.50	8/25/21
Eldon P. Rosentrater	15,000			$3.50	8/25/21
Robert B. Harris	30,000			$5.18	8/28/16

(1)	Options become exercisable in three equal installments each year beginning on the grant date.

All options to purchase shares of the Company’s stock held by the NEOs or by Directors of the Company as of June 30, 2013 have been issued pursuant to stock option plans submitted for approval by the Company’s Stockholders.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	472,500	$4.34	254,000
Equity compensation plans not approved by stockholders	none	none	none
Totals	472,500	$4.34	254,000

Option Exercises and Stock Vested in fiscal year 2013

No options were exercised by any of the NEOs during the fiscal year ended June 30, 2013. The Company did not have outstanding any restricted stock awards subject to vesting during the year ended June 30, 2013.

Nonqualified Deferred Compensation

The Company does not have any non-qualified deferred compensation arrangements with any NEO.

Executive Employment Agreement

In March 2007, the Company entered into an employment contract with Mr. Refsland. The employment contract was amended and restated in December 2009 to comply with Section 409A of the Internal Revenue Code of 1986, as amended. The agreement was initially for a three-year term, which expired in March 2010, after which point it became subject to annual renewals.

The agreement provides that Mr. Refsland will serve as President and Chief Executive Officer. The agreement may be terminated by the Company in the event of Mr. Refsland’s death or disability or unilaterally with or without “Cause” (as defined in the agreement).

In the event of a termination of Mr. Refsland’s employment without cause (or in the event that Mr. Refsland terminates employment with “Good Reason” (as defined in the agreement)), Mr. Refsland is entitled to continued compensation at his then annual salary for two years and with entitlement continuation of fringe benefits during that period. “Good Reason” generally includes changes in the scope of his duties or location of employment but also includes (i) the Company’s written election not to renew the Employment Agreement and (ii) certain voluntary resignations by Mr. Refsland following a “Change of Control” as defined in the Agreement. A “Change of Control” means:

(a)  the acquisition by a person other than Clayton Management Company (or any other person or entity controlled by or under common control with John D. Weil or by a trustee or personal representative designated by said John D. Weil) of beneficial ownership of more than fifty percent (50%) of the outstanding common stock of the Company (as beneficial ownership is determined under Section 13(d) of the Securities Exchange Act); or

(b)  a merger or consolidation with another company or entity (regardless of whether the Company of another entity is the surviving or resulting entity of such merger or consolidation) other than a merger or consolidation in which immediately upon giving effect to such merger or consolidation, the persons who were holders of the common stock of the Company immediately prior thereto continue to be the holders of at least sixty percent (60%) of the surviving or resulting entity; or

(c)  a sale of all or substantially all the assets and operations of the Company to a successor entity.

Change of Control Benefits for Other NEOs

In addition to Mr. Refsland’s employment agreement, on March 16, 2007, the Company entered into agreements with Messrs.’. Dunn, Rosentrater, and Harris, all of whom remain “at will” employees, providing that in the event of such a Change of Control (as defined above) and in the further event such officer’s employment is terminated by the Company or any successor or is voluntarily terminated by the executive as the result of a change in the scope or location of the officer’s duties, then such officer shall be entitled to receive a lump sum payment of one year’s salary (net of required withholding) in lieu of any other severance applicable to such termination.

XI.	AUDIT COMMITTEE

Audit Committee Report

The following is the report of the Audit Committee of the Board of Directors of the Company. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

On behalf of the Board of Directors, the Audit Committee monitors the Company’s financial reporting processes and internal controls, as well as the Company’s relationship with its independent accountants and the performance of such accountants. All of the members of the Audit Committee are independent directors, and the Chairman of the Audit Committee has been determined to have the expertise to serve as chairman by the Corporate Governance Committee. The Board of Directors has adopted a charter for the Audit Committee, which can be accessed under the Corporate Financial section on the Company’s website.

Management has the primary responsibility for preparation of the Company’s financial reports, the Company’s financial reporting systems, and its internal controls. The Audit Committee is not intended to supersede in any respect management’s responsibilities in this regard. Management has represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed such financial statements with management and with the Company’s independent accountants. The Audit Committee has also discussed with the independent accountants matters required to be communicated to the Committee by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has received from the independent accountants a letter addressing matters which might bear on the independence of the accountants as required by PCAOB Standards. The Audit Committee has discussed independence issues with the accountants and has reviewed their fees and scope of services rendered to the Company. The Audit Committee has discussed the performance of the independent accountants with the Company’s management.

In reliance on the foregoing, the Audit Committee has recommended to the Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013.

Audit Committee
Judy T. Graves — Chairman
William A. Peck
Joseph E. Root
John D. Weil

Auditor Independence and Related Information

RubinBrown LLP has no direct or indirect financial interest in the Company or its subsidiaries. Representatives of RubinBrown LLP are expected to be present at the meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions raised by those in attendance at the meeting.

XII.	FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

During the fiscal years ended June 30, 2013 and 2012, RubinBrown LLP provided various audit, audit related and non-audit related services to us as follows:

Fee Category	Fiscal 2013 Fees	Fiscal 2012 Fees
Audit Fees – Aggregate fees billed for professional services rendered for the audit of our 2013 and 2012 fiscal year annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagements for the 2013 and 2012 fiscal years.	$131,000	$131,000
Audit Related Fees – Aggregate fees billed for employee benefit plan audits and accounting consultations.	$14,500	$14,500
Tax Fees – Aggregate fees billed for tax compliance, tax advice and tax planning.	$33,000	$33,000
All Other Fees – Aggregate fees billed for products and services provided other than as described in the preceding three (3) categories.	—	—
Total Fees	$178,500	$178,500

The Audit Committee approves the engagement of such services in advance in each such instance.

XIII.	SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms which they file.

To the Company’s knowledge, based solely on review of information furnished to the Company, reports filed through the Company and representations that no other reports were required, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten percent beneficial owners were complied with during the year ended June 30, 2013.

XIV.	GENERAL

Solicitation Of Proxies

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally or by telephone or facsimile for no additional compensation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to beneficial owners of the stock held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in so doing.

Stockholder Proposals For 2014 Annual Meeting

The rules of the SEC currently provide that stockholder proposals for the 2014 Annual Meeting must be received at the Company’s principal executive office not less than 120 calendar days prior to the anniversary date of the release of the Company’s proxy statement to stockholders in connection with the 2013 Annual Meeting to be considered by the Company for possible inclusion in the proxy materials for the 2014 Annual Meeting. We mailed this proxy statement on or around October 11, 2013, so any proposals intended to be presented at the 2014 Annual Meeting of Stockholders of the Company must be received at the Company’s principal office on or before June 13, 2014 in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting.

Financial Information

The Company’s 2013 Annual Report is being mailed to the stockholders with this Proxy Statement. The 2013 Annual Report incorporates the Company’s 2013 Annual Report on Form 10-K (without exhibits), including the financial statements and the financial statement schedules, filed with the SEC. Any record or beneficial stockholder as of October 1, 2013, may request additional copies of this Proxy Statement or the 2012 Annual Report by writing to Allied Healthcare Products, Inc., 1720 Sublette Avenue, St. Louis, Missouri 63110, Attention: Chief Financial Officer.

The Company’s reports filed with the SEC, together with ownership and transaction reports of officers, directors and certain stockholders, are available, together with additional information, at the Company’s internet website: www.alliedhpi.com.

Communication With The Board

Stockholders who want to communicate with the Board of Directors or any of its committees may do so by addressing their correspondence to the board member or members, c/o the Secretary, Allied Healthcare Products, Inc., 1720 Sublette Avenue, St. Louis, Missouri 63110.

Code Of Ethics And Conduct Guidelines

The Company has adopted a Code of Ethics and Conduct Guidelines that is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer and controller, as well as the members of the Board of Directors. The Code of Ethics and Conduct Guidelines is available on the Company’s website at www.alliedhpi.com. A copy may also be obtained from the Corporate Secretary at Allied Healthcare Products, Inc., 1720 Sublette Avenue, St. Louis, Missouri 63110. The Company intends to post any amendments to or waivers from its Code of Ethics and Conduct Guidelines (to the extent applicable to the Company’s chief executive officer, principal financial officer, principal accounting officer and controller or any other officer or director) at this location on its website.

Ethics Hotline

The Company encourages employees to report possible ethical issues. The Company maintains an ethics hotline that is available 24 hours a day, seven days a week to receive reports of ethical concerns or incidents, including, without limitation, concerns about accounting, internal controls or auditing matters. The ethics hotline number can be found on the Company’s intranet. All such calls are received independently and are referred to the chairman of the audit committee for investigation and disposition where warranted. The Company prohibits retaliatory action against any employee for raising legitimate concerns or questions regarding ethical matters, or for reporting suspected violations of the Company’s Code of Ethics and Conduct Guidelines.

Householding Of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to “householding,” potentially means extra convenience for stockholders and cost savings for companies.

The Company may “household” the Company’s Proxy Statement and Annual Report. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. The Company will deliver promptly upon written or oral requests a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the document was delivered. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate proxy statement and annual report, the affected stockholder may contact Stockholder Relations at 1720 Sublette Avenue, St. Louis, Missouri 63110. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should also contact the Chief Financial Officer as indicated in the preceding sentence.

Other Matters

The Board of Directors of the Company is not aware of any other matters to come before the meeting. If any other matters should come before the meeting, the persons named in the enclosed proxy intend to vote the proxy according to their best judgment.

You are urged to complete, sign, date and return your proxy to make certain your shares of Common Stock will be voted at the 2013 Annual Meeting. For your convenience in returning the proxy, an addressed envelope is enclosed, requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,

Earl R. Refsland
Chief Executive Officer

October 11, 2013

Appendix A

ALLIED HEALTHCARE PRODUCTS, INC.

2013 INCENTIVE STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

This Incentive Stock Plan for Non-Employee Directors (the “2013 Directors’ Plan”) of Allied Healthcare Products, Inc. (the “Company”) is established to provide equity compensation to outside (non-employee) directors in accordance with parameters established from time to time by the Board of Directors of the Company. It is intended that the 2013 Directors’ Plan will be used to (i) stimulate participants’ efforts on the Company’s behalf, (ii) maintain and align the unanimity of interest in the Company’s Directors and Stockholders in long term performance and value, and (iii) encourage participants to have a personal financial investment in the Company through ownership of its Common Stock.

1.	ADMINISTRATION

The 2013 Directors’ Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee is authorized, subject to the provisions of the 2013 Directors’ Plan, to establish such rules and regulations as it deems necessary for the proper administration of the 2013 Directors’ Plan, and to make such determinations and to take such action in connection therewith or in relation to the 2013 Directors’ Plan as it deems necessary or advisable, consistent with the purposes set forth above.

The 2013 Directors’ Plan is intended to replace the Company’s Incentive Stock Plan for Non-Employee Directors, adopted effective as of December 9, 2005 (the “2005 Plan”) upon the 2013 Directors’ Plan’s approval by stockholders the Company. Awards issued under the 2005 Plan will continue in effect and will be subject to the requirements of the 2005 Plan, but no new Awards will be granted under the 2005 Plan after the 2013 Directors’ Plan is approved by stockholders.

2.	ELIGIBILITY

Directors of the Company who are not otherwise Eligible Employees under the terms of the Company’s 2009 Incentive Stock Plan (collectively, “Eligible Directors”) shall be eligible to receive awards under the 2013 Directors’ Plan.

3.	INCENTIVES

Incentives under the Plan may be granted in any one or a combination of (i) Non-Statutory Stock Options, (ii) Performance Share Awards; and (iii) Restricted Stock Grants or Restricted Stock Unit Grants (collectively “Incentives”). All Incentives shall be subject to the terms and conditions set forth herein and to such other terms and conditions as may be established by the Committee. Determinations by the Committee under the 2013 Directors’ Plan including without limitation, determinations of the Eligible Directors or Persons, the form, amount and timing of Incentives, the terms and provisions of Incentives, and the agreements evidencing Incentives, need not be uniform and may be made selectively among Eligible Directors or Persons who receive, or are eligible to receive, Incentives hereunder, whether or not such Eligible Directors or Persons are similarly situated.

4.	SHARES AVAILABLE FOR INCENTIVES

a) Shares Subject to Issuance or Transfer.  There is hereby reserved for issuance under the 2013 Directors’ Plan an aggregate of 75,000 shares of the Company’s Common Stock (“Common Stock”).

In the event of a lapse, expiration, termination or cancellation of any Incentive granted under the 2013 Directors’ Stock Plan without the issuance of shares or payment of cash, or if shares are issued under a Restricted Stock Grant hereunder and are reacquired by the Company pursuant to rights reserved upon the issuance thereof, the shares subject to or reserved for such Incentive may again be used for new Incentives hereunder; provided that in no event may the number of shares issued hereunder exceed the total number of shares reserved for issuance.

b) Limitations on Individual Awards.  In any given year, no Director may be granted Incentives covering more than one-tenth of one percent (0.1%) of the number of fully-diluted shares of the Company’s Common

Stock outstanding as of the first business day of the Company’s fiscal year in which the award is being made; provided, however, that such limitation shall not apply to any “Formula Award” as hereinafter defined. In addition to the foregoing limitation, in any fiscal year of the Company, a Director who has received an award other than a “Formula Award” shall not be eligible to receive a Formula Award for such year.

c) Recapitalization Adjustment.  In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate in the number and kind of shares authorized by the 2013 Directors’ Plan, in the number and kind of shares covered by Incentives granted, and, in the case of Stock Options, in the option price.

5.	STOCK OPTIONS

Except as otherwise provided in award agreements approved by the Committee, Stock Options shall be subject to the following terms and conditions:

a) Option Price.  The option price per share with respect to each Stock Option shall be determined by the Committee, but shall not be less than 100% of the fair market value of the Common Stock on the date the Stock Option is granted, as determined by the Committee; provided, however, that during any period in which the Common Stock is listed for trading on a registered national securities exchange, the fair market value shall be the lesser of (i) the average of the reported high and low prices or (ii) the reported closing price on the date of grant.

b) Period of Option.  The period of each Stock Option shall be fixed by the Committee, except that no Stock Option granted shall be exercisable more than ten (10) years after the date so granted.

c) Payment.  The option price shall be payable at the time the Stock Option is exercised in cash or, at the discretion of the Committee, in whole or in part in the form of shares of Common Stock already owned by the grantee (based on the fair market value of the Common Stock on the date the option is exercised as determined by the Committee) for not less than six months. No shares shall be issued until full payment therefor has been made. A grantee of a Stock Option shall have none of the rights of a stockholder in the shares subject to such option until and unless such option is exercised and the shares are issued.

d) Exercise of Option.  The shares covered by a Stock Option may be purchased in such installments and on such exercise dates as the Committee may determine. Any shares not purchased on the applicable exercise date may be purchased thereafter at any time prior to the final expiration of the Stock Option. In no event (including those specified in paragraphs (e), (f) and (g) of this section below) shall any Stock Option be exercisable after its specified expiration period.

e) Termination of Service.  Upon the termination of a Stock Option grantee’s service as a director of the Company (for any reason other than retirement or death), Stock Option privileges shall be limited to the shares which were immediately exercisable at the date of such termination and except as hereinafter provided, such privileges shall remain exercisable thirty days following the date of termination of employment or the stated expiration date of the Stock Option if earlier. The Committee, however, in its discretion may provide that any Stock Options outstanding but not yet exercisable upon the termination of a director’s service shall vest if such termination of service arises from a merger or consolidation of the Company with or into another corporation or arises from a Change of Control (as defined below) of the Company.

For purposes of this 2013 Directors’ Plan, “Change of Control” shall mean:

(A) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of ownership of more than fifty percent (50%) of the outstanding common stock of the Company (as beneficial ownership is determined under Section 13(d) of the Exchange Act),other than John D. Weil, any other Person or entity controlled by or under common control with John D. Weil or a trustee or personal representative designated by said John D. Weil in the event of the death or disability of John D. Weil;

(B) a merger or consolidation of the Company with another Person (regardless of whether the Company or another entity is the surviving or resulting entity of such merger or consolidation) other than a merger or consolidation in which immediately upon giving effect to such merger or consolidation, the Persons who were holders of the common stock of the Company immediately prior thereto continue to be the direct or indirect holders of at least sixty percent (60%)of the surviving or resulting entity; or

(C) a sale of all or substantially all the assets and operations of the Company.

f) Retirement.  Upon retirement of the Stock Option grantee, Stock Option privileges shall apply to those shares immediately exercisable at the date of retirement and such privileges shall remain in force until the earlier of six months following the date of retirement or the stated expiration date of the Stock Option if earlier. The Committee, however, in its discretion, may provide at the time of grant that any Stock Options outstanding but not yet exercisable upon the retirement of the Stock Option grantee may become exercisable in accordance with a schedule to be determined by the Committee. Stock Option privileges shall expire unless exercised within such period of time as may be established by the Committee.

g) Death.  Upon the death of a Stock Option grantee, Stock Option privileges shall apply to those shares which were immediately exercisable at the time of death and such privileges shall remain in force until the earlier of one year following the date of death or the stated expiration date of the Stock Option if earlier. The Committee, however, in its discretion, may provide at the time of grant that any Stock Options outstanding but not yet exercisable upon the death of a Stock Option grantee may become exercisable in accordance with a schedule to be determined by the Committee. Such privileges shall expire unless exercised by legal representatives within a period of time as determined by the Committee but in no event later than the date of the expiration of the Stock option.

h) Formula Awards.  Unless the Committee shall otherwise provide at the first meeting of the Directors after the Annual Meeting of Stockholders each year, options shall be issued as formula awards (“Formula Awards”) under the 2013 Directors’ Plan as follows:

5. Upon initial election to the Board of Directors of the Company, a Director shall receive an option to purchase 10,000 shares of the Company’s Common Stock which shall vest as to 2,500 shares on the second anniversary of the date of entitlement and grant and as to an additional 2,500 shares on each of the third, fourth and fifth anniversaries of the date of entitlement and grant.

6. Upon reelection to the Board of Directors of the Company, a Director shall receive an option to purchase 1,000 shares of the Company’s Common Stock, which option shall vest in full on the first anniversary of the date of entitlement and grant.

7. Upon election or reelection as the chairman of any standing committee of the Board of Directors of the Company or upon reelection as Chairman of the Board, a Director shall receive an option to purchase 500 shares of the Company’s Common Stock, which option shall vest in full on the first anniversary of the date of entitlement and grant.

8. Upon the initial election of a non-employee as Chairman of the Board of the Company, a Director shall receive an option to purchase 5,000 shares of the Company’s Common Stock, which option shall vest in full on the first anniversary of the date of entitlement and grant.

Except as otherwise provided above with respect to termination of service, each such Formula Award shall be exercisable, to the extent vested, at any time or from time to time until the tenth anniversary of the date of entitlement and grant.

No Formula Award shall be made to any Director who has been awarded any other Incentive under the 2013 Directors’ Plan during the fiscal year for which such Formula Award is to be made.

6.	PERFORMANCE SHARE AWARDS

The Committee may grant awards under which payment may be made in shares of Common Stock, cash or any combination of shares and cash if the performance of the Company or any subsidiary or division of the Company selected by the Committee during the Award Period meets certain goals established by the Committee (“Performance Share Awards”). Such Performance Share Awards shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

a) Award Period and Performance Goals.  The Committee shall determine and include in a Performance Share Award grant the period of time for which a Performance Share Award is made (“Award Period”). The Committee shall also establish performance objectives (“Performance Goals”) to be met by the Company, subsidiary or division during the Award Period as a condition to payment of the Performance Share Award. The Performance Goals may include earnings per share, return on stockholder equity, return on assets, net income, or any other financial or other measurement established by the Committee. The Performance Goals may include minimum and optimum objectives or a single set of objectives.

b) Payment of Performance Share Awards.  The Committee shall establish the method of calculating the amount of payment to be made under a Performance Share Award if the Performance Goals are met, including the fixing of a maximum-payment. The Performance Share Award shall be expressed in terms of shares of Common Stock and referred to as “Performance Shares.” After the completion of an Award Period, the performance of the Company, subsidiary or division shall be measured against the Performance Goals, and the Committee shall determine whether all, none or any portion of a Performance Share Award shall be paid.

The Committee, in its discretion, may elect to make payment in shares of Common Stock, cash or a combination of shares and cash. Any cash payment shall be based on the fair market value of Performance Shares on, or as soon as practicable prior to, the date of payment.

c) Revision of Performance Goals.  At any time prior to the end of an Award Period, the Committee may revise the Performance Goals and the computation of payment if unforeseen events occur which have a substantial effect on the performance of the Company, subsidiary or division and which in the judgment of the Committee make the application of the Performance Goals unfair unless a revision is made. In the case of options issued to Eligible Persons who are not employees of the Company, the term “employment” as used in this provision shall mean continued service of such Eligible Person in the capacity giving rise to the award.

d) Dividends.  Dividends shall not be paid or accrued with respect to Performance Share Awards.

7.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS

The Committee may issue shares of Common Stock to Eligible Directors (a “Restricted Stock Grant”) or “units” constituting the right to receive shares of Common Stock upon vesting (a “Restricted Stock Unit Grant”), which such grants shall, except to the extent provided in the agreement governing such grant, be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

a) Requirement of Continued Service.  A grantee of a Restricted Stock Grant must remain in the capacity of a non-employee director of the Company during a period designated by the Committee (“Restriction Period”). If the grantee leaves such relationship with the Company prior to the end of the Restriction Period (a) a Restricted Stock Grant shall terminate and the shares of Common Stock shall be returned immediately to the Company, and (b) a Restricted Stock Unit Grant shall terminate and no shares of Common Stock shall be issued to the grantee provided that in each case the Committee may, at the time of the grant, provide for the continued service restriction to lapse with respect to a portion or portions of the Restricted Stock Grant or Restricted Stock Unit Grant at different times during the Restriction Period. The Committee may, in its discretion, also provide for such complete or partial exceptions to the continued service restriction as it deems equitable.

b) Restrictions on Transfer and Legend on Stock Certificates.  During the Restriction Period, the grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Common Stock or rights under a Restricted Stock Unit Grant except to a successor under Section 9 hereof. Each certificate for shares of Common Stock issued pursuant to a Restricted Stock Grant shall contain a legend giving appropriate notice of the restrictions in the grant.

c) Escrow Agreement.  The Committee may require the grantee of a Restricted Stock Grant to enter into an escrow agreement providing that the certificates representing the Restricted Stock Grant will remain in the physical custody of an escrow holder until all restrictions are removed or expire.

d) Lapse of Restrictions.  All restrictions or conditions imposed under a Restricted Stock Grant or Restricted Stock Unit Grant shall lapse upon the expiration of the Restriction Period if the conditions as to employment set forth above have been met. The grantee of a Restricted Stock Grant shall then be entitled to have the legend removed from the certificates and a grantee of a Restricted Stock Unit Grant shall be entitled to receive the shares of Common Stock represented thereby.

e) Dividends.  The Committee shall, in its discretion, at the time of the Restricted Stock Grant or a Restricted Stock Unit Grant, provide that any dividends declared on the Common Stock during the Restriction Period shall either be (i) paid to the grantee, or (ii) accumulated for the benefit of the grantee and paid to the grantee only after the expiration of the Restriction Period.

f) Voting Rights.  An Eligible Director receiving a Restricted Stock Grant shall be entitled to the voting rights of a stockholder with respect to such Restricted Stock Grant.

8.	DISCONTINUANCE OR AMENDMENT OF THE PLAN

The Board of Directors may discontinue the 2013 Directors’ Plan at any time and may from time to time amend or revise the terms of the 2013 Directors’ Plan as permitted by applicable statutes except that it may not revoke or alter, in a manner unfavorable to the grantees of any Incentives hereunder, any Incentives then outstanding, nor may the Committee amend the 2013 Directors’ Plan without stockholder approval, where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Exchange Act, or any other requirement of applicable law or regulation.

The Board of Directors shall have express authority to amend the 2013 Directors’ Plan to remove or eliminate or amend the terms of Formula Awards set forth in paragraph 5(h) above.

No Incentive shall be granted under the 2013 Directors’ Plan after September 30, 2023, but Incentives granted theretofore may extend beyond that date.

9.	NONTRANSFERABILITY

Each Incentive granted under the 2013 Directors’ Plan shall not be transferable other than by will or the laws of descent and distribution, and with respect to Stock Options, shall be exercisable, during the grantee’s lifetime, only by the grantee or the grantee’s guardian or legal representative.

10.	NO RIGHT OF EMPLOYMENT OF ASSOCIATION

Neither the 2013 Directors’ Plan nor any Incentives granted hereunder shall confer upon any person the right to continued nomination or service as a director of the Company or affect in any way the right of the shareholders of the Company to remove such person as a director as provided by applicable law.

11.	LISTING AND REGISTRATION OF THE SHARES

Each option issued hereunder shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares subject to the option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of shares thereunder, such option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

12.	EFFECTIVE DATE

The Plan shall be effective as of October 1, 2013 (the “Effective Date”); no Incentives may be awarded under the 2013 Directors’ Plan prior to the approval of the 2013 Directors’ Plan by the shareholders of the Company.